NEWS	FONAR Corporation
For Immediate Release	The Inventor of MR Scanning™
Contact: Daniel Culver	An ISO 9001 Company
Director of Communications	Melville, New York 11747
E-mail: investor@fonar.com	Phone: (631) 694-2929
www.fonar.com	Fax: (631) 390-1709

FONAR Announces First Fiscal 2014 Quarter Earnings Results

•	First Fiscal 2014 Quarter net revenues increase 77% over First Fiscal Quarter 2013 to $16.8 million
•	First Fiscal 2014 Quarter net income increases 104% over First Fiscal Quarter 2013 to $3.6 million
•	Diluted Net Income Available to Common Stockholders for the First Fiscal 2014 Quarter was $0.37 , an increase of 68% over First Fiscal Quarter 2013
•	FONAR records fifteenth straight quarter of positive net income and income from operations

MELVILLE, NEW YORK, November 15, 2013 – FONAR Corporation (NASDAQ-FONR), The Inventor of MR Scanning™, reported its first quarter fiscal 2014 results for the quarter ended September 30, 2013. The Company’s two industry segments are: development, manufacturing and servicing of the UPRIGHT® Multi-Position™ MRI, and management of Stand-Up® MRI (UPRIGHT® MRI) centers. The Company is known as the first Company to invent and manufacture an MRI (Magnetic Resonance) scanner. Leading the list of FONAR’s most recent patented inventions is its technology enabling full weight-bearing MRI imaging, in contrast to the conventional weightless recumbent MRI, for the first time on all the gravity sensitive regions of the human anatomy, e.g. the spine, brain, hip, knee, ankle, foot, shoulder, and pelvis. The FONAR UPRIGHT® Multi-Position™ MRI scanner is the world’s only MRI scanner licensed under FONAR’s multiple UPRIGHT® MRI patents to scan all the patient’s body parts in their normal fully weight-bearing UPRIGHT® position.

Financial Highlights

The management of diagnostic imaging center segment consisting of Patient and Management fee revenues, increased 149% to $14.3 million for the quarter ended September 30, 2013, over the comparable quarter one year earlier ended September 30, 2012.The Company’s total revenues were $16.8 million for the quarter ended September 30, 2013 an increase of 77% one year earlier when total revenues were $9.5 million.

The increase in revenues resulted in a 104% increase in net income to $3.6 million for the quarter ended September 30, 2013, as compared to $1.8 million for the quarter ended September 30, 2012.

Income from operations for the quarter ended September 30, 2013 was $4.0 million as compared to $1.9 million for the quarter ended September 30, 2012.

FONAR Corporation

Basic net income per common share available to Common Stockholders for the quarter ended September 30, 2013 was $0.38, as compared to $0.23 for the quarter ended September 30, 2012. Diluted income per common share available to Common Stockholders for the quarter ended September 30, 2013 was $0.37, as compared to $0.22 for the quarter ended September 30, 2012.

Total assets were $75.6 million at September 30, 2013 as compared to $73.2 million at June 30, 2013.

Total liabilities were $35.3 million at September 30, 2013 as compared to $35.4 at June 30, 2013.

Total current liabilities were $22.4 million at September 30, 2013 as compared to $21.1 million at June 30, 2013.

At September 30, 2013, total cash and cash equivalents increased 17% to $9.2 million, as compared to $7.9 million at June 30, 2013.

Management Commentary

Raymond V. Damadian, M.D., president and chairman of Fonar Corporation, said: “We had understood that the acquisition of HDM would be a significant source of profitability. This has been the case and the Company’s diluted earnings per share available for the common stockholder for the 1st quarter of Fiscal 2014 increased 68% to $0.37 when compared to one year earlier.

“There are more reasons why this acquisition makes a lot of sense,” continued Dr. Damadian. “By combining the resources of HMCA and HDM, we will enjoy the benefits of economies of scale, shared administrative and technical expertise and capabilities, and joint marketing strategies. HMCA’s 11 STAND-UP® MRIs together with HDM’s 12 form a network of 23 FONAR weight-bearing MRI scanners, the largest in the world as compared to the conventional essentially weightless MRI.* Of course, we’re not finished growing,” said Dr. Damadian. “We will continue to pursue additional management contracts, primarily in New York and Florida.”

“Our successful business model is made possible by the success of our current MRI scanner, the UPRIGHT® Multi-Position™ MRI,” continued Dr. Damadian. “This scanner is extremely popular with patients who experience claustrophobia or can’t lie down for long periods. However, patient comfort is only one side of this product. The much more compelling reason a patient would want to be scanned is to get the right diagnosis. This is the world’s only scanner that can scan all body parts in their normal weight-bearing posture. It is essential to visualize the body in its normal weight-bearing positions in order to accurately diagnose the source of the patient’s pain, so that the optimum treatment for the patient can be prescribed. In the weightless posture of the conventional recumbent MRI, it is impossible to accurately assess the patients’ weight-bearing anatomic pathologies so they can be correctly treated. It is self-evident that if you can’t see them you can’t treat them. It is very common with the UPRIGHT® weight-bearing MRI to encounter disc herniations and spinal dislocations that were not visible in the conventional “weightless” recumbent MRI position.*”

FONAR Corporation

*The calculated weight load of a 180 lb. upright patient on the L3/4 lumbar vertebral disc is 45.5 lbs. per square inch as compared to a weight-load of 4.5 lbs per square inch in a conventional recumbent “weightless” MRI which is only bearing 1/10th the weight the disc is bearing throughout the course of its common upright every day activities.

“This past April 6th we held ‘Symposium 2013’ in New York City. The symposium was called ‘The Cranio-Cervical Syndrome (CCS): The Vulnerability of the Human Neck and Its Impact on Cerebrospinal Fluid (CSF) Flow’,” said Dr. Damadian. “There is a pandemic degree of injuries to the neck and head, resulting from the 1.2 million automobile whiplash injuries occurring each year in the United States that are currently going unrecognized. The principal purpose of Symposium 2013 was to bring the existence of this Cranio-Cervical Syndrome to the attention of the medical community and to the general populace. We will publish early next year, a monograph containing the presentation of the faculty who presented at the conference. I urge all interested parties to see the presentations which are found on line at: www.youtube.com/user/FonarMRIimaging.”

“Our understanding of the Cranio-Cervical Syndrome (CCS) and the vulnerability of the human neck and its impact on cerebrospinal fluid (CSF) flow began with our UPRIGHT® MRI research and findings on multiple sclerosis,” said Dr. Damadian. “On September 20, 2011, I and co-author, FONAR scientist David Chu, PhD., published a paper titled “The Possible Role of Cranio-Cervical Trauma and Abnormal CSF Hydrodynamics in the Genesis of Multiple Sclerosis," in the journal Physiological Chemistry and Physics and Medical NMR (Sept. 20, 2011, 41: 1-17), found at http://www.fonar.com/. With this new understanding of the role that cervical trauma plays in the etiology of disease, it is imperative to certify that the sustained neck or head injuries of professional athletes such as NFL football players, whiplash patients and others with severe neck trauma, have not resulted in any obstructions of CSF flow, which would eventually lead to the symptomatology of the Cranio-Cervical Syndrome.”

“The Company is fortunate to have as its flagship product the FONAR UPRIGHT® Multi-Position™ MRI,” continued Dr. Damadian. “This is truly a unique technology producing exquisite images in all positions of the body. It not only yields a whole new treasure of new medical applications in such calamitous medical categories as multiple sclerosis, and other dementia, but it also possesses the strong potential to provide fresh new insights into the debilitating chronic consequences of sports injuries, the current epidemic of automobile whiplash injuries, all spine injuries, and more diseases yet to be unearthed.”

FONAR Corporation

About FONAR

FONAR (NASDAQ:FONR), Melville, NY, The Inventor of MR Scanning™, was incorporated in 1978, and is the first, oldest and most experienced MRI company in the industry. FONAR introduced the world’s first commercial MRI in 1980, and went public in 1981. Since its inception, nearly 300 recumbent-OPEN MRIs and 157 UPRIGHT® Multi-Position™ MRI scanners have been installed worldwide. FONAR’s stellar product is the UPRIGHT® MRI (also known as the Stand-Up® MRI), the only whole-body MRI that performs Position™ imaging (pMRI™) and scans patients in numerous weight-bearing positions, i.e. standing, sitting, in flexion and extension, as well as the conventional lie-down position. The FONAR UPRIGHT® MRI often sees the patient’s problem that other scanners cannot because they are lie-down and ”weightless” only scanners. The patient-friendly UPRIGHT® MRI has a near-zero claustrophobic rejection rate by patients. As a FONAR customer states, “If the patient is claustrophobic in this scanner, they’ll be claustrophobic in my parking lot.” Approximately 85% of patients are scanned sitting while they watch a 42” flat screen TV. FONAR is headquartered on Long Island, New York.

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UPRIGHT® and STAND-UP® are registered trademarks and The Inventor of MR Scanning™, Full Range of Motion™, Multi-Position™, Upright Radiology™, The Proof is in the Picture™, True Flow™, pMRI™, Spondylography™, Dynamic™,Spondylometry™, CSP™, and Landscape™, are trademarks of FONAR Corporation.

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

FONAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(AMOUNTS AND SHARES IN THOUSANDS,EXCEPT PER SHARE AMOUNTS)

(UNAUDITED)

ASSETS

	September 30, 2013	June 30, 2013 *
Current Assets:
Cash and cash equivalents	$9,238	$7,871
Accounts receivable – net	5,026	4,444
Accounts receivable - related party	90	—
Medical receivable – net	8,552	8,126
Management and other fees receivable - net	12,075	11,466
Management and other fees receivable – related medical practices - net	2,743	2,382
Inventories	2,126	2,077
Prepaid expenses and other current assets	1,292	1,500
Total Current Assets	41,142	37,866
Property and equipment – net	17,067	17,524
Goodwill	1,767	1,767
Other intangible assets – net	11,608	11,904
Deferred income tax asset	2,936	2,936
Other assets	1,078	1,154
Total Assets	$75,598	$73,151

FONAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(AMOUNTS AND SHARES IN THOUSANDS,EXCEPT PER SHARE AMOUNTS)

(UNAUDITED)

LIABILITIES AND STOCKHOLDERS’ EQUITY

	September 30, 2013	June 30, 2013
Current Liabilities:
Current portion of long-term debt and capital leases	3,154	2,886
Accounts payable	2,695	2,752
Other current liabilities	9,011	8,636
Unearned revenue on service contracts	5,516	4,965
Unearned revenue on service contracts - related party	83	—
Customer advances	1,917	1,858
Income tax payable	—	20
Total Current Liabilities	22,376	21,117
Long-Term Liabilities:
Due to related medical practices	230	231
Long-term debt and capital leases, less current portion	11,649	12,887
Deferred income tax liability	462	462
Other liabilities	625	654
Total Long-Term Liabilities	12,966	14,234
Total Liabilities	35,342	35,351

FONAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(AMOUNTS AND SHARES IN THOUSANDS,EXCEPT PER SHARE AMOUNTS)

(UNAUDITED)

LIABILITIES AND STOCKHOLDERS’ EQUITY (Continued)

STOCKHOLDERS' EQUITY:	September 30, 2013	June 30, 2013
Class A non-voting preferred stock $.0001 par value; 453 shares authorized at September 30, 2013 and June 30, 2013, 313 issued and outstanding at September 30, 2013 and June 30, 2013	—	—
Preferred stock $.001 par value; 567 shares authorized at September 30, 2013 and June 30, 2013, issued and outstanding – none	—	—
Common Stock $.0001 par value; 8,500 shares authorized at September 30, 2013 and June 30, 2013, 5,999 and 5,981 issued at September 30, 2013 and June 30, 2013, respectively; 5,988 and 5,969 outstanding at September 30, 2013 and June 30, 2013, respectively	1	1
Class B Common Stock (10 votes per share) $.0001 par value; 227 shares authorized at September 30, 2013 and June 30, 2013; .146 issued and outstanding at September 30, 2013 and June 30, 2013	—	—
Class C Common Stock (25 votes per share) $.0001 par value; 567 shares authorized at September 30, 2013 and June 30, 2013, 383 issued and outstanding at September 30, 2013 and June 30, 2013	—	—
Paid-in capital in excess of par value	174,628	174,499
Accumulated deficit	(157,218)	(159,655)
Notes receivable from employee stockholders	(53)	(55)
Treasury stock, at cost - 12 shares of common stock at September 30, 2013 and June 30, 2013	(675)	(675)
Total Fonar Corporation Stockholder Equity	16,683	14,115
Noncontrolling interests	23,573	23,685
Total Stockholders' Equity	40,256	37,800
Total Liabilities and Stockholders' Equity	$75,598	$73,151

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FONAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(AMOUNTS AND SHARES IN THOUSANDS,EXCEPT PER SHARE AMOUNTS)

(UNAUDITED)

	FOR THE THREE MONTHS ENDED SEPTEMBER 30,
REVENUES	2013	2012
Product sales – net	$28	$1,041
Service and repair fees – net	2,512	2,709
Service and repair fees – related parties – net	28	27
Patient fee revenue, net of contractual allowances and discounts	5,827	—
Provision for bad debts for patient fee	(2,040)	—
Management and other fees – net	8,143	3,769
Management and other fees – related medical practices – net	2,333	1,965
Total Revenues – Net	16,831	9,511
COSTS AND EXPENSES
Costs related to product sales	48	1,056
Costs related to service and repair fees	544	865
Costs related to service and repair fees – related parties	6	9
Costs related to patient fee revenue	1,848	—
Costs related to management and other fees	5,075	2,171
Costs related to management and other fees – related medical practices	1,219	817
Research and development	395	330
Selling, general and administrative	3,737	2,212
Provision for bad debts	(94)	175
Total Costs and Expenses	12,778	7,635
Income From Operations	4,053	1,876
Interest Expense	(243)	(76)
Investment Income	61	59
Other Expense	(151)	(9)
Income Before Provision for Income Taxes and Noncontrolling Interests	3,720	1,850
Provision for Income Taxes	100	72
Net Income	3,620	1,778
Net Income – Noncontrolling Interests	(1,183)	(326)
Net Income – Controlling Interests	$2,437	$1,452
Net Income Available to Common Stockholders	$2,277	$1,355
Net Income Available to Class A Non-Voting Preferred Stockholders	$119	$72
Net Income Available to Class C Common Stockholders	$41	$25
Basic Net Income Per Common Share Available to Common Stockholders	$0.38	$0.23
Diluted Net Income Per Common Share Available to Common Stockholders	$0.37	$0.22
Basic and Diluted Income Per Share – Common C	$0.11	$0.06
Weighted Average Basic Shares Outstanding – Common Stockholders	5,978	5,901
Weighted Average Diluted Shares Outstanding – Common Stockholders	6,106	6,029
Weighted Average Basic Shares Outstanding – Class C Common	383	383
Weighted Average Diluted Shares Outstanding – Class C Common	383	383